Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 8 DATED FEBRUARY 26, 2014

TO THE PROSPECTUS DATED AUGUST 14, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated August 14, 2013 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 9, 2013, Supplement No. 2, dated October 25, 2013, Supplement No. 3, dated December 20, 2013, Supplement No. 4, dated December 31, 2013, Supplement No. 5, dated January 16, 2014, Supplement No. 6, dated January 23, 2014 and Supplement No. 7, dated February 7, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.     To provide an update on the status of our initial public offering; and

B.     To update the form of our subscription agreement in Appendix B to the Prospectus.

A.     Status of Our Initial Public Offering

As of September 6, 2013, we had received sufficient offering proceeds to satisfy the minimum offering requirements for our offering with respect to all states other than the states of Ohio and Pennsylvania. As of February 26, 2014, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for Ohio. Accordingly, we are no longer required to deposit offering proceeds in an escrow account. All references in the prospectus to offering proceeds being held in an escrow account until the minimum offering requirements have been met are hereby deleted.

Pursuant to the requirements of the Commissioner of Securities of the Commonwealth of Pennsylvania, no subscriptions from residents of the Commonwealth of Pennsylvania will be accepted until we have received at least $50,000,000 in aggregate gross proceeds from investors in this offering who are not residents of the Commonwealth of Pennsylvania.

B.     Update to the Subscription Agreement

As described above, we are no longer required to deposit offering proceeds in an escrow account. Accordingly, the subscription agreement beginning on page B-1 of the Prospectus is hereby deleted in its entirety and replaced with the following subscription agreement, which reflects the removal of references to our escrow account:

Investor Name

Subscription Agreement

INDUSTRIAL PROPERTY TRUST™

1. INVESTMENT — See payment instructions on next page.

Total $ Invested

Please check the appropriate box:

☐ **Initial Investment** — This is my initial investment: $2,000 minimum ($2,500 for non-qualified plans in NY).

☐ **Additional Investment** — This is an additional investment: $100 minimum.

State of Sale ______________________

2. TYPE OF OWNERSHIP

Non-Custodial Ownership

☐ **Individual Ownership** — One signature required.

☐ **Transfer on Death** — Fill out Transfer on Death Form to effect designation. (Available through your financial advisor)

☐ **Joint Tenants with Rights of Survivorship** — All parties must sign.

☐ **Community Property** — All parties must sign.

☐ **Tenants in Common** — All parties must sign.

☐ **Corporate Ownership** — Authorized signature required. Include copy of corporate resolution.

☐ S-Corp ☐ C-Corp ☐ LLC

☐ **Governmental Qualified Pension Plan and Profit-Sharing Plan** (Non-custodian)

☐ **Non-Governmental Qualified Pension Plan and Profit-Sharing Plan** (Non-custodian)

☐ **Partnership Ownership** — Authorized signature required. Include copy of partnership agreement.

☐ **Estate** — Personal representative signature required.

Name of Executor ______________________
Include a copy of the court appointment dated within 90 days.

Trust Accounts

☐ **Taxable Trust**
Include a copy of the first and last page of the trust.

☐ **Tax-Exempt Trust**
Include a copy of the first and last page of the trust.

☐ **Other** (Specify)

____

Name of Trustee ______________________
Include a copy of the first and last page of the plan, as well as Trustee information

Custodial Ownership

☐ **Traditional IRA** — Custodian signature required in section 8.

☐ **Roth IRA** — Custodian signature required in section 8.

☐ **Decedent IRA** — Custodian signature required in section 8.

Name of Deceased ______________________

☐ **Simplified Employee Pension/Trust (SEP)**

☐ **Governmental Pension or Profit-Sharing Plan** — Custodian signature required in section 8.

☐ **Non-Governmental Pension or Profit-Sharing Plan** — Custodian signature required in section 8.

☐ **Uniform Gift to Minors Act** — Custodian signature required in section 8.

State of ______ Custodian for ______________________

☐ **Other** (Specify)

____

(Required for custodial ownership accounts.)

Name of Custodian, Trustee or Other Administrator ______________________

Mailing Address ______________________

City ______ State ______ ZIP ______

Custodian Information — To be completed by Custodian listed above.

Custodian Tax ID # ______________________

Custodian Account # ______________________

Custodian Telephone # ______________________

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Investor Name Subscription Agreement 3. SUBSCRIBER INFORMATION ☐ Employee or Af? liate of Advisor of Industrial Property Trust Investor Co-Investor Investor Social Security/ Taxpayer ID # Co-Investor Social Security/ Taxpayer ID # Birth Date/Articles of Incorporation (MM/DD/YY) Co-Investor Birth Date (MM/DD/YY) Brokerage Account Number Home Telephone E-mail Address \Residence Address (no P.O. Box) Street Address City State ZIP Mailing Address* (if different from above) Street Address City State ZIP * If the co-investor resides at another address, please attach that address to the Subscription Agreement. Please Indicate Citizenship Status ☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien 4. INVESTMENT METHOD ☐ By Mail — Attach a check made payable to Industrial Property Trust Inc. ☐ By Wire — Account Name: State Street Bank, Boston, MA 02111 ABA Routing Number: 011000028 Account Number: 99058174 Bene? ciary: Industrial Property Trust Please request when sending a wire that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account. ☐ Asset Transfer — ☐ Asset transfer form sent to transferring institution. ☐ Asset transfer form included with subscription. 5. DISTRIBUTIONS Non-Custodial Ownership Custodial Ownership ☐ I prefer to participate in the Distribution Reinvestment Plan (DRP). ☐ I prefer to participate in the Distribution Reinvestment Plan (DRP). In the event that the DRP is not offered for a distribution, your In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in section 3. distribution will be sent to your Custodian for deposit into your Custodial account cited in section 2. ☐ I prefer that my distribution be deposited directly into the account listed in section 6.☐ I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 2. ☐ I prefer that my distribution be paid by check and sent to the address in section 3.

Investor Name
Subscription Agreement
6. BANK OR BROKERAGE ACCOUNT INFORMATION
            Name of Financial Institution
            Street Address City State ZIP
            Name(s) on Account
            ABA Numbers/Bank Account Number Account Number ☐ Checking (Attach a voided check.) ☐ Savings (Attach a voided deposit slip.) ☐ Brokerage
7. SUITABILITY (required)
Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of ? duciary accounts, you may not grant any person power of attorney to make such representations on your behalf.
In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that: Investor Co-Investor a) I have (we have) received a copy of the ? nal Prospectus at least ? ve business days before signing this agreement. (a) Initials             Initials             b) I am (we are) purchasing shares for my (our) own account and acknowledge that the investment is not liquid. (b) Initials             Initials             c) I (we) hereby authorize the Company, upon occurrence of a Liquidity Event (as de? ned in the Company’s Prospectus), to share with the Registered Representative’s ? rm listed in section 9 the identi? cation number that is assigned to my (our) securities account at the transfer agent’s custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative’s ? rm. Please initial if you agree. (c) Initials             Initials             d) I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income. I (we) acknowledge that (d) Initials             Initials             these suitability requirements can be met by myself (ourselves) or the ? duciary acting on my (our) behalf. e) If I am (we are) a resident of AL, CA, IA, KS, KY, MA, ME, NJ, NM, ND, OH, OR or TN. I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under “Suitability Standards.” I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the ? duciary acting on my (our) behalf. (e) Initials             Initials             f) If I am (we are) an Alabama resident, I (we) have a liquid net worth of at least 10 times my investment in the shares of Industrial Property Trust and other similar public, illiquid direct participation programs. (f) Initials             Initials             g) If I am (we are) a California resident, I (we) have either: (i) a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000; or (ii) an annual gross income of at least $85,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $150,000. In addition, I (we) have a net worth of at least ten times my (our) investment in the shares of Industrial Property Trust. (g) Initials             Initials             h) If I am (we are) an Iowa resident, I (we) have either: (i) a minimum net worth of $350,000 (exclusive of home, auto and furnishings); or (ii) a minimum of annual gross income of $85,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in the shares of Industrial Property Trust or any of its af? liates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my (our) liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. (h) Initials             Initials             i) If I am (we are) a Kansas resident, I am (we are) limiting my (our) aggregate investment in the securities of Industrial Property Trust and other similar programs to no more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be de? ned as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with United States generally accepted accounting principles. (i) Initials             Initials             j) If I am (we are) a Kentucky resident, I (we) shall not invest more than 10% of my (our) liquid net worth in these securities. (j) Initials             Initials             k) If I am (we are) a New Jersey resident, my (our) investment in this offering and similar direct participation programs shall not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defi ned as that portion of an investor’s net worth (total assets minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. (k) Initials             Initials             l) If an af? liate of the Company or its advisor, Industrial Property Advisors LLC, I (we) represent that the shares are being purchased for investment purposes only and not for immediate resale. (l) Initials             Initials
8. SUBSCRIBER SIGNATURES
I (we) declare that the information supplied is true and correct and may be relied upon by the Company. I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those speci? cally required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.
TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)
The investor signing below, under penalties of perjury, certi? es that 1) the number shown in the Investor Social Security/Taxpayer ID # ? eld in section 3 of this form is my correct taxpayer identi? cation number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been noti? ed by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has noti? ed me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been noti? ed by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.
The Internal Revenue Service does not require your consent to any provision of this document other than the certi? cations required to avoid backup withholding.
I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Company’s transfer agent, DST Systems, Inc.
            Signature of Investor or Trustee Signature of Co-Investor or Trustee, if applicable Date
            Signature of Custodian

Investor Name

Subscription Agreement

INDUSTRIAL PROPERTY TRUST

9. BROKER/DEALER — To be completed by the Registered Representative (RR).

The Broker/Dealer (B/D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor's legal residence. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor's prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The Broker/Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker/Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 7 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of Registered Representative | Broker/Dealer Name | Telephone Number

Mailing Address | Home Officer Mailing Address

City | State | ZIP | City | State | ZIP

☐ Purchase Volume Discount ☐ Net of Commission (only available in certain circumstances. Please refer to the Plan of Distribution in the prospectus for eligibility.)

B/D Rep # | Registered Representative's Telephone Number | Registered Representative's E-mail Address

Signature – Registered Representative | Signature – Broker/Dealer (if applicable)

No sale of shares may be completed until at least five business days after you receive the final Prospectus. You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. If an investor participating in the Distribution Reinvestment Plan or making additional investments in shares experiences a material adverse change in the investor's financial condition or can no longer make the representations and warranties set forth in section 7, Industrial Property Trust requests that the investor promptly notify Industrial Property Trust and the investor's Broker/Dealer in writing.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to:
Industrial Property Trust Inc.

Direct Overnight Mail:
Dividend Capital
C/O DST Systems Inc.
430 W. 7th Street, Suite 219079
Kansas City, MO 64105

P.O. Box:
Dividend Capital
P.O. Box 219079
Kansas City, MO 64121-9079

Dividend Capital — Industrial Property Trust Contact Information:

Phone
866.DCG.REIT (324.7348)

Web Site
industrialpropertytrust.com

E-mail
operations@dividendcapital.com

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